Exhibit 10.3

September 30, 2009

Pulte Mortgage LLC

7475 South Joliet Street

Englewood, CO 80112

Attention: David M. Bruining

Re:	Master Repurchase Agreement, dated as of
September 30, 2009, between JPMorgan Chase Bank, N.A.,
as Buyer, and Pulte Mortgage LLC, as Seller

Ladies and Gentlemen:

This letter (this “Side Letter”) sets forth certain fees, commitments and pricing information relating to the agreement among JPMorgan Chase Bank, N.A., as Buyer (“Buyer”) and Pulte Mortgage LLC, as Seller (“Seller”), pursuant to which Seller engages Buyer to enter into reverse repurchase arrangements whereby Seller from time to time sells to Buyer, and simultaneously agrees to repurchase on a date certain or on demand, certain first lien mortgage loans (the “Mortgage Loans”) pursuant to the Master Repurchase Agreement dated as of September 30, 2009 (the “Agreement”) between Buyer and Seller. This is the “Side Letter” as defined and referred to in the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

Buyer and Seller agree, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as follows:

1.	Commitment.

Subject to the terms and conditions set forth in the Agreement, Buyer agrees to enter into Transactions from time to time under the Agreement, as supplemented by this Side Letter, with respect to Eligible Mortgage Loans having a maximum aggregate Purchase Price outstanding at any one time of Seventy Million Dollars ($70,000,000) (such maximum amount, the “Facility Amount”) from the date hereof until the Termination Date.

2.	Purchase Price.

For purposes of the Agreement and all other Transaction Documents, “Purchase Price” means, on any date:

(a)  for any CL Loan, ninety-seven percent (97%) of the lowest of (i) the Outstanding Principal Balance of such CL Loan on such date, (ii) the Market Value of such CL Loan on such date and (iii) the Takeout Value for such CL Loan on such date; and

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September 30, 2009

(b)  for any other Eligible Mortgage Loan, ninety-five percent (95%) of the lowest of (i) the Outstanding Principal Balance of such Eligible Mortgage Loan on such date, (ii) the Market Value of such Eligible Mortgage Loan on such date and (iii) the Takeout Value for such Eligible Mortgage Loan on such date.

3.	Pricing Rate.

For purposes of the Agreement and all other Transaction Documents, “Pricing Rate” means for any Purchased Mortgage Loan as of any date of determination the per annum percentage rate equal to the sum of (i) the greater of the Adjusted LIBOR Rate for such day and two percent (2.00%) and (ii) two and three-fourths percent (2 3/4%).

As used herein, the following terms shall have the corresponding definitions:

“Adjusted LIBOR Rate” means, for any date, an interest rate per annum equal to (a) the LIBOR Rate as of such date (or if such date is not a Business Day, on the immediately preceding Business Day) multiplied by (b) the Statutory Reserve Rate as of such date.

“LIBOR Rate” means, for any date, the rate appearing on Reuters Screen LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Buyer from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) on such date (or if such rate does not appear on Reuters Screen LIBOR01 or any such successor or substitute page on such date, then the immediately preceding date on which such rate so appears), as the rate for dollar deposits for an interest period of one (1) month. In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” shall be the rate at which dollar deposits in the approximate amount of principal outstanding on such date and for one (1) month are offered by the principal London office of Buyer in immediately available funds in the London interbank market on such date (or if such dollar deposits are not so offered on such date, then the immediately preceding date on which such deposits are so offered).

“Statutory Reserve Rate” means, as of any date, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which Buyer is subject, with respect to the Adjusted LIBOR Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) as of such date. Such reserve percentages shall include those imposed pursuant to such Regulation D. Transactions shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time under such Regulation D or any comparable

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September 30, 2009

regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

4.	Margin Percentage.

For purposes of the Agreement and all other Transaction Documents, “Margin Percentage” means, on any date:

(a)  for any CL Loan, ninety-seven percent (97%); and

(b)  for any other Eligible Mortgage Loan, ninety-five percent (95%).

5.	Facility Fee.

Seller shall pay to Buyer each year an amount (the “Facility Fee”) equal to twenty-five basis points (0.25%) of the Facility Amount. The Facility Fee shall be payable in equal quarterly installments. The first installment is payable concurrently with Seller’s execution of this Side Letter. Subsequent installments are payable on the first Remittance Date after the end of each three month period occurring after the date of this Side Letter. The entire unpaid amount of the Facility Fee for the first year during which the Agreement is effective shall be immediately due and payable on the date of termination of the Agreement if the Agreement is terminated within twelve (12) months after the date hereof. The Facility Fee payments are not refundable in whole or in part for any reason whatsoever.

6.	Package and Funding Fee.

Seller shall pay to Buyer an amount (the “Package and Funding Fee”) equal to Thirty Dollars ($30) plus Buyer’s standard wire transfer and shipping fees, as applicable, for each Purchased Mortgage Loan on the next Remittance Date following the applicable Purchase Date. The Package and Funding Fees are not refundable in whole or in part for any reason whatsoever.

7.	Fraud Detection Fee.

Seller shall pay to Buyer an amount (the “Fraud Detection Fee”) equal to Seven Dollars and Fifty Cents ($7.50) for each Purchased Mortgage Loan on the next Remittance Date following the applicable Purchase Date for the use of a third-party mortgage fraud detection service. The Fraud Detection Fee will not be payable with respect to any Purchased Mortgage Loan for which there is submitted with the Loan File a fraud detection report acceptable to Buyer in its sole discretion. The Fraud Detection Fee payments are not refundable in whole or in part for any reason whatsoever.

8.	Change in Facility Amount; Calculation of Fees.

(a)      In the event that the Agreement is amended pursuant to its terms so as to increase or decrease the Facility Amount, all calculations of fees under this Side Letter that are based on the Facility Amount shall be adjusted accordingly as of the date such amendment becomes effective.

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(b)      Buyer shall calculate the amount of the Pricing Rate, the Facility Fee and the Non-Usage Fee and the results of such calculations shall be incontestable absent manifest error. Buyer shall advise Seller of the periodic amounts of such rate and fees at least one (1) Business Day before payment is due.

9.	Depository Relationship.

Seller shall establish and maintain a banking depository and disbursement relationship with Buyer (for the avoidance of doubt, Seller may establish and maintain depository and disbursement relationships with other U.S. financial institutions).

10.	Controlling Agreement.

In the event of any inconsistency between the terms and provisions contained herein and those in the Agreement, the terms and provisions of this Side Letter shall govern.

11.	Additional Fees.

All fees payable pursuant to this Side Letter are in addition to any fees, expenses and indemnification amounts payable pursuant to the terms of the Agreement.

12.	Confidentiality.

Buyer and Seller agree that this Side Letter and all drafts hereof, the documents referred to herein or relating hereto and the transactions contemplated hereby are confidential in nature and the parties agree that, unless otherwise directed by a court of competent jurisdiction, each shall limit the distribution of such documents and the discussion of such transactions to such of its officers, employees, attorneys, accountants and agents as is required in order to fulfill its obligations under such documents and with respect to such transactions.

13.	Term of Side Letter; Amendment; Payments.

(a)      The terms and provisions set forth in this Side Letter shall terminate upon the latest to occur of (a) the Termination Date, (b) date on which the Agreement is terminated and (c) the date on which all amounts due by Seller under the Transaction Documents have been indefeasibly paid in full.

(b)      No amendment, waiver, supplement or other modification of this Side Letter shall be effective unless made in writing and executed by each of the parties hereto.

(c)      All payments to be made by Seller to Buyer pursuant to this Side Letter shall be made by wire transfer in immediately available funds to the account specified by Buyer.

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14.	Successors and Assigns.

(a)      The rights and obligations of Seller under this Side Letter shall not be assigned by Seller without the prior written consent of Buyer and any such assignment without the prior written consent of Buyer shall be null and void.

(b)      Buyer may assign all or any portion of its rights, obligations and interest under this Side Letter at any time without the consent of any Person; provided, however, that any such assignment, other than an assignment to an Affiliate of Buyer, is subject to the prior written consent of Seller so long as an Event of Default or Default has not occurred and is not continuing. Seller’s consent shall not be required if an Event of Default or Default has occurred and is continuing.

15.	Counterparts.

This Side Letter may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

16.	Governing Law.

(a)      THIS SIDE LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)      SELLER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS SIDE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY. SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS PARAGRAPH 16 SHALL AFFECT THE RIGHT OF BUYER TO BRING ANY ACTION OR PROCEEDING AGAINST SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH PARTY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS FOR NOTICES SPECIFIED IN THE AGREEMENT.

(c)      EACH OF SELLER AND BUYER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE

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(WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN SELLER AND BUYER ARISING OUT OF OR IN ANY WAY RELATED TO THIS SIDE LETTER OR ANY OTHER TRANSACTION DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO BUYER TO PROVIDE THE FACILITY EVIDENCED BY THE AGREEMENT AND THIS SIDE LETTER.

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Pulte Mortgage LLC

September 30, 2009

Please confirm our mutual agreement as set forth herein and acknowledge receipt of this Side Letter by executing the enclosed copy of this letter and returning it to JPMorgan Chase Bank, N.A., 712 Main Street, 7th Floor, Houston, Texas 77002, Attention: Jack Camiolo (facsimile number: (713) 216-1866). If you have any questions concerning this matter, please contact the undersigned at (713) 216-3019.

Very truly yours,

JPMORGAN CHASE BANK, N.A., as Buyer

By:	/s/ Jack Camiolo
Jack Camiolo
Vice President

CONFIRMED AND ACKNOWLEDGED:

PULTE MORTGAGE LLC, as Seller

By:	/s/ David M. Bruining
David M. Bruining
Chief Financial Officer